EXHIBIT 10.22

February 12, 1996

C3 Diamante, Inc.

3104 Hillsborough St., Suite 216

Raleigh, North Carolina 27607-5458

Attention: C. Eric Hunter, President

Re: Agreement Regarding Advanced Diamond Detector

Gentlemen:

This letter will serve to evidence the agreement between C3 Diamante, Inc. (“C3”) and Cree Research, Inc. (“Cree”) concerning the development of an advanced diamond tester conceived by C3, specifically, a device that distinguishes diamond from other materials by means of [***] testing (referred to below as the “Detector”).

C3 and Cree have agreed as follows:

1. Cree may from time to time provide engineering services as requested by C3 for the further development and testing of the Detector, including support for refining the optics and electronics associated with the device. C3 agrees to pay Cree a fee at an hourly rate for all engineering services so performed, together with any out-of-pocket expenses incurred in carrying out the work. The rate for the first [***] hours of work will be $[***] per hour; thereafter the rate will be Cree’s best rate for like services and quantities. Invoices for fees and expenses will be due within 30 days from the invoice date.

2. All information disclosed by either party to the other in connection with work under Paragraph 1 will be subject to the confidentiality provisions of the Exclusive Supply Agreement dated September 15, 1995 between C3 and Cree (the “Exclusive Supply Agreement”).

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

C3 Diamante, Inc.

February 12, 1996

3. Cree agrees to assign to C3 all rights in any inventions, discoveries or improvements relating to the Detector that are conceived by Cree personnel, either alone or jointly with C3, in the course of performing any work under Paragraph 1.

4. Cree agrees to grant C3 the exclusive right to purchase from Cree [***] or emitter devices made from silicon carbide and/or [***] for use in gemstone analysis and verification equipment. C3 agrees to purchase 100% of its requirements for such silicon carbide and/or [***] devices from Cree at prices to be mutually agreed but not to exceed Cree’s current list price. The parties’ obligations under this paragraph will extend for a term of 20 years from the date of this letter agreement. As additional consideration to Cree, C3 agrees to pay Cree on a quarterly basis 2.5% of all net sales of the Detector by C3, its sublicensees and assignees during the period ending 20 years from the date of this letter agreement. The obligation to pay a percentage of net sales of the Detector is independent of whether Cree develops any inventions to be assigned to C3 under Paragraph 3 above. The parties agree to negotiate and enter into an amendment to the Exclusive Supply Agreement, or alternatively a new agreement, embodying the terms of this paragraph and such other provisions as may be customary or mutually agreed.

If the foregoing accurately states our agreement, please have a copy of this letter agreement signed on behalf of C3 below and returned to Cree.

Very truly yours, CREE RESEARCH, INC.

/s/ F. NEAL HUNTER

F. Neal Hunter, President

ACCEPTED AND AGREED TO: C3 DIAMANTE, INC.

By:	/s/ C. ERIC HUNTER
C. Eric Hunter, Its Authorized Agent

Date:	2/12/96

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.